AGREEMENT

AGREEMENT effective as of November 1, 1999, by and between the Great-West Life & Annuity Insurance Company (the “Insurance Company”), a Colorado corporation, on its behalf and on behalf of the separate accounts listed on Schedule A attached hereto (the “Accounts”), and Maxim Series Fund, Inc. (the “Fund”).

WITNESSETH:

WHEREAS, the Accounts are separate accounts registered under the Investment Company Act of 1940 (the “1940 Act”) and established and maintained by the Insurance Company pursuant to the laws of the State of Colorado for variable life contracts issued by the Insurance Company;

WHEREAS, the Insurance Company has certain registered variable life contracts supported wholly or partially by the Accounts (the “Contracts”);

WHEREAS, the Fund is registered as an open-end management company organized as a series fund under the 1940 Act;

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Insurance Company intends to purchase shares in the portfolios of the Fund and, in its discretion, in any other portfolios that may be established, on behalf of the Accounts to fund variable life contracts;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Insurance Company and the Fund hereby agree as follows:

1.    The Fund represents and warrants that its shares sold pursuant to this Agreement shall be registered under the Securities Act of 1933 (the “1933 Act”), duly authorized for issuance and sold in compliance with all applicable federal securities laws including without limitation the 1933 Act, the Securities Exchange Act of 1934 (the “1934 Act”), and the 1940 Act and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.

2.    The Fund agrees that it will sell to the Accounts those shares of the Fund which the Accounts order, executing such orders on a daily basis at the net asset value next computed after receipt of the order for the shares of the Fund.

3.    The Fund agrees that it will redeem for cash, on the Accounts’ request, any full or fractional shares of the Fund held by the Account, executing such requests on a daily basis at the net asset value next computed after receipt of the request for redemption of shares of the Fund.

4.    All purchases and redemptions of shares of the Fund by the Insurance Company for the Account shall be at net asset value and no commission, dealer spread or other fee shall be payable to the Fund or any broker/dealer.

5.    A purchase of Fund shares shall be settled within 7 days after the transaction is effected.

6.    A redemption of Fund shares shall be settled within 7 days after the transaction is effected.

7.    The Fund shall provide the Insurance Company with copies of the Fund’s prospectus(es), statement of additional information (the “SAI”), proxy material, reports to stockholders and other communications to stockholders for its portfolio(s) as the Insurance Company may require to permit timely distribution thereof to Contract owners, if required by law.

8.    The Fund represents and warrants that the Fund is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and that each of its portfolios will maintain such qualification (under Subchapter M or any successor or similar provisions) as long as this Agreement is in effect. The Fund further represents and warrants that each portfolio thereof currently complies with the diversification requirements pursuant to Section 817(h) of the Code and Section 1.817-5(b) of the Federal Tax Regulations, if required, and that such portfolios will make every effort to maintain compliance with such diversification requirements, unless they are otherwise exempt from Section 817(h) and/or except as otherwise disclosed in each portfolio’s prospectus. The Fund will notify the Insurance Company promptly upon having a reasonable basis for believing that the portfolios have ceased to so qualify, or that they might not so qualify in the future.

9.    The Insurance Company shall not give any information or make any representations or statements on behalf of the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement, prospectus or SAI for the Fund shares, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Fund, except with the permission of the Fund.

10.    The Fund shall not give any information or make any representation on behalf of the Insurance Company or concerning the Insurance Company, the Accounts or the Contracts other than the information or representations contained in such Contracts, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Insurance Company or its designee, except with the permission of the Insurance Company.

11.    This Agreement shall remain in effect until terminated by the mutual written consent of the parties hereto.

12.    This Agreement shall be subject to the provisions of the 1940 Act, the 1933 Act and the 1934 Act and the rules and regulations, and rulings thereunder, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

13.    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as follows.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:	Robert K. Shaw

Attest:

MAXIM SERIES FUND INC.

By:

Attest:

SCHEDULE A

Accounts

COLI VUL – 2 Series Account

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